Exhibit 99.(h)(6)(i)

FIRST AMENDMENT TO THE

NSCC SERVICES AGREEMENT

THIS FIRST AMENDMENT, made as of December 31, 2011, is entered into by and between MAIRS AND POWER FUNDS TRUST, a Delaware statutory trust (the “Trust”), and QUASAR DISTRIBUTORS, LLC, a Delaware limited liability company (“Servicing Agent).

The parties hereby amend the NSCC Services Agreement dated as of May 17, 2011 (the “Agreement”), as set forth below.  Unless otherwise provided, capitalized terms used herein shall have the same meanings given to such terms in the Agreement.

Effective December 31, 2011, Schedule A and B of the Agreement is amended and replaced with Amended Schedule A attached hereto.

The Agreement, as amended, shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

MAIRS AND POWER FUNDS TRUST		QUASAR DISTRIBUTORS, LLC

By:	/s/ Jon A. Theobald	By:	/s/ James R. Schoenike

Name: Jon A. Theobald		By: James R. Schoenike

Title: Secretary		Title: President

Amended Schedule A to the NSCC Services Agreement

Mairs and Power Funds Trust and Quasar Distributors, LLC

Separate Series of Mairs and Power Funds Trust

Name of Series

Mairs and Power Small Cap Fund

Mairs and Power Growth Fund

Mairs and Power Balanced Fund

Fees

Service Fees: NSCC Servicing Annual Services- $2,000 annually.

Fees to be billed monthly.